INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion by reference in the Registration Statement of TapImmune, Inc. on Form S-1/A (File No. 333-205757) of our report dated April 14, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TapImmune, Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report appears in the Prospectus, which is part of this registration statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

NEW YORK, NY

May 11, 2016